UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Amendment No. 2)
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(l) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

COVANTA HOLDING CORPORATION
(Name of Subject Company (Issuer))

COVANTA HOLDING CORPORATION
(Issuer)
(Names of Filing Persons (Identifying Status as Offerer, Issuer or Other Person))

1.00% Senior Convertible Debentures due 2027
(Title of Class of Securities)

22282EAA0
(CUSIP Number of Class of Securities)

Anthony J. Orlando
President and Chief Executive Officer
Covanta Holding Corporation
40 Lane Road
Fairfield, New Jersey 07004
(973) 882-9000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Persons)
Copies to:

Timothy J. Simpson Covanta Holding Corporation 40 Lane Road Fairfield, New Jersey 07004 Phone: (973) 882-9000	Robert B. Williams Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 Phone: (212) 530-5000	David Stone Neal, Gerber & Eisenberg LLP Two North LaSalle Street, Ste. 1700 Chicago, Illinois 60602 Phone: (312) 269-8000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$370,012,500	$26,381.89

*	Determined pursuant to Rule 0-11(b)(1) of the Securities Exchange Act of 1934, as amended. Calculated solely for purposes of determining the amount of the filing fee. Based upon the maximum amount of cash that might be paid for the 1.00% Senior Convertible Debentures due 2027 (the “Debentures”) assuming that $373,750,000 aggregate principal amount of outstanding Debentures are purchased at a price of $990 per $1,000 principal amount of such Debentures.

**	Previously paid. The amount of the filing fee equals $71.30 per $1,000,000 of the value of the transaction.

☐	Check the box if any part of the fee is offset as provided by Rule 0-ll(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Not Applicable	Filing Party:	Not Applicable
Form or Registration No.:	Not Applicable	Date Filed:	Not Applicable

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☑	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO originally filed with the United States Securities and Exchange Commission (the “SEC”) by Covanta Holding Corporation, a Delaware corporation (“Covanta” or the “Company”), on November 9, 2010 as amended and supplemented by Amendment No. 1 to the Schedule TO filed on November 17, 2010 (as amended and supplemented the “Schedule TO”) in connection with the Company’s offer to purchase for cash any and all of the Company’s outstanding 1.00% Senior Convertible Debentures due 2027 (the “Debentures”).

Only those items amended are reported in this Amendment No. 2. Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 2 does not modify any of the information previously reported on the Schedule TO. You should read this Amendment No. 2 together with the Schedule TO, the Offer to Purchase dated November 9, 2010 and the related Letter of Transmittal.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds.  On December 1, 2010, the Company completed its offering of $400 million aggregate principal amount of 7.250% Senior Notes due 2020 (the “New Notes”). The terms and conditions of the New Notes and related matters are set forth in the Indenture dated as of January 18, 2007, as amended by a Second Supplemental Indenture dated as of December 1, 2010 by and between the Company and Wells Fargo Bank, National Association, as trustee. The Indenture and Second Supplemental Indenture are filed as Exhibits (d)(4) and (d)(20) hereto and are incorporated by reference herein.

(b) Conditions.  The information set forth in Item 7(a) above is incorporated herein by reference.

(d) Borrowed Funds.

(1) and (2). The information set forth in Item 7(a) above is incorporated herein by reference.

Item 12.	Exhibits.

Exhibit
Number	Description of Document

(a)(l)(A)*	Offer to Purchase, dated November 9, 2010.
(a)(D(B)*	Form of Letter of Transmittal.
(a)(l)(C)*	IRS Form W-9.
(a)(5)(A)	Press Release Regarding Offer, dated November 9, 2010 (incorporated by reference to exhibit 99.1 to Covanta Holding Corporation’s Current Report on Form 8-K, filed with the SEC on November 9, 2010).
(a)(5)(B)	Press Release Announcing Pricing of Covanta’s Senior Notes due 2020 (incorporated by reference to exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on November 16, 2010).
(b)	None.
(d)(1)	Registration Rights Agreement dated November 8, 2002 among Covanta Holding Corporation and SZ Investments, L.L.C. (incorporated herein by reference to Exhibit 10.6 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 27, 2002 and filed with the SEC on March 27, 2003).
(d)(2)	Registration Rights Agreement between Covanta Holding Corporation, D.E. Shaw Laminar Portfolios, L.L.C., SZ Investments, L.L.C., and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, dated December 2, 2003 (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003).
(d)(3)	Form of Warrant Offering Agreement between Wells Fargo Bank, National Association and Covanta Holding Corporation (incorporated herein by reference to Exhibit 4.11 of Covanta Holding Corporation’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on December 19, 2005).

Exhibit
Number	Description of Document

(d)(4)	Indenture dated as of January 18, 2007, between Covanta Holding Corporation and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Registration Statement on Form S-3 (Reg. No. 333-140082) filed with the SEC on January 19, 2007).
(d)(5)	First Supplemental Indenture dated as of January 31, 2007, between Covanta Holding Corporation and Wells Fargo Bank, National Association, as trustee (including the Form of Global Debenture) (incorporated herein by reference to Exhibit 4.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2007 and filed with the SEC on February 6, 2007).
(d)(6)	Indenture dated as of May 22, 2009, by and among Covanta Holding Corporation and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 22, 2009 and filed with the SEC on May 22, 2009).
(d)(7)	First Supplemental Indenture dated as of June 10, 2009, between Covanta Holding Corporation and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 15, 2009 and filed with the SEC on June 15, 2009).
(d)(8)	Covanta Holding Corporation Equity Award Plan for Directors, as amended (incorporated herein by reference to Exhibit B of Covanta Holding Corporation’s 2008 Definitive Proxy Statement on Form DEF 14A filed with the SEC on April 1, 2008).
(d)(9)	Covanta Holding Corporation Equity Award Plan for Employees and Officers, as amended by the Board of Directors through February 26, 2009 (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 12, 2009 and filed with the SEC on May 12, 2009).
(d)(10)	Form of Covanta Holding Corporation Stock Option Agreement for Employees and Officers (incorporated herein by reference to Exhibit 4.3 of Covanta Holding Corporation’s Registration Statement on Form S-8 filed with the SEC on May 7, 2008).
(d)(11)	Form of Covanta Holding Corporation Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 4.4 of Covanta Holding Corporation’s Registration Statement on Form S-8 filed with the SEC on May 7, 2008).
(d)(12)	Covanta Holding Corporation 1995 Stock and Incentive Plan (as amended effective December 12, 2000 and as further amended effective July 24, 2002) (incorporated herein by reference to Appendix A to Covanta Holding Corporation’s Proxy Statement filed with the SEC on June 24, 2002).
(d)(13)	Form of Covanta Holding Corporation Amendment to Stock Option Agreement for Employees and Officers (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 18, 2005 and filed with the SEC on March 24, 2005).
(d)(14)	Form of Covanta Holding Corporation Restricted Stock Award Agreement for Directors (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 31, 2006 and filed with the SEC on June 2, 2006).
(d)(15)	Equity Commitment for Rights Offering between Covanta Holding Corporation and SZ Investments L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).
(d)(16)	Equity Commitment for Rights Offering between Covanta Holding Corporation and EGI-Fund (05-07) Investors, L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).
(d)(17)	Equity Commitment for Rights Offering between Covanta Holding Corporation and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series dated February 1, 2005 (incorporated herein by reference to Exhibit 10.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).

Exhibit
Number	Description of Document

(d)(18)	Form of Confirmation of Cash Convertible Note Hedge Transaction (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 22, 2009 and filed with the SEC on May 22, 2009).
(d)(19)	Form of Confirmation of Warrant (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 22, 2009 and filed with the SEC on May 22, 2009).
(d)(20)	Second Supplemental Indenture dated as of December 1, 2010, between Covanta Holding Corporation and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 1, 2010 and filed with the SEC on December 1, 2010).
(g)	None.
(h)	None.

*	Previously filed on Schedule TO

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Covanta Holding Corporation

By:	/s/ Timothy J. Simpson Name: Timothy J. Simpson Title: Executive Vice President, General
Counsel and Secretary

Dated: December 1, 2010

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

(a)(l)(A)*	Offer to Purchase, dated November 9, 2010.
(a)(1)(B)*	Form of Letter of Transmittal.
(a)(l)(C)*	IRS Form W-9.
(a)(5)(A)	Press Release Regarding Offer, dated November 9, 2010 (incorporated by reference to exhibit 99.1 to Covanta Holding Corporation’s Current Report on Form 8-K, filed with the SEC on November 9, 2010).
(a)(5)(B)	Press Release Announcing Pricing of Covanta’s Senior Notes due 2020 (incorporated by reference to exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on November 16, 2010).
(b)	None.
(d)(1)	Registration Rights Agreement dated November 8, 2002 among Covanta Holding Corporation and SZ Investments, L.L.C. (incorporated herein by reference to Exhibit 10.6 of Covanta Holding Corporation’s Annual Report on Form 10-K for the year ended December 27, 2002 and filed with the SEC on March 27, 2003).
(d)(2)	Registration Rights Agreement between Covanta Holding Corporation, D.E. Shaw Laminar Portfolios, L.L.C., SZ Investments, L.L.C., and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, dated December 2, 2003 (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 2, 2003 and filed with the SEC on December 5, 2003).
(d)(3)	Form of Warrant Offering Agreement between Wells Fargo Bank, National Association and Covanta Holding Corporation (incorporated herein by reference to Exhibit 4.11 of Covanta Holding Corporation’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on December 19, 2005).
(d)(4)	Indenture dated as of January 18, 2007, between Covanta Holding Corporation and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Registration Statement on Form S-3 (Reg. No. 333-140082) filed with the SEC on January 19, 2007).
(d)(5)	First Supplemental Indenture dated as of January 31, 2007, between Covanta Holding Corporation and Wells Fargo Bank, National Association, as trustee (including the Form of Global Debenture) (incorporated herein by reference to Exhibit 4.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2007 and filed with the SEC on February 6, 2007).
(d)(6)	Indenture dated as of May 22, 2009, by and among Covanta Holding Corporation and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 22, 2009 and filed with the SEC on May 22, 2009).
(d)(7)	First Supplemental Indenture dated as of June 10, 2009, between Covanta Holding Corporation and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 4.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated June 15, 2009 and filed with the SEC on June 15, 2009).
(d)(8)	Covanta Holding Corporation Equity Award Plan for Directors, as amended (incorporated herein by reference to Exhibit B of Covanta Holding Corporation’s 2008 Definitive Proxy Statement on Form DEF 14A filed with the SEC on April 1, 2008).
(d)(9)	Covanta Holding Corporation Equity Award Plan for Employees and Officers, as amended by the Board of Directors through February 26, 2009 (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 12, 2009 and filed with the SEC on May 12, 2009).
(d)(10)	Form of Covanta Holding Corporation Stock Option Agreement for Employees and Officers (incorporated herein by reference to Exhibit 4.3 of Covanta Holding Corporation’s Registration Statement on Form S-8 filed with the SEC on May 7, 2008).
(d)(11)	Form of Covanta Holding Corporation Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 4.4 of Covanta Holding Corporation’s Registration Statement on Form S-8 filed with the SEC on May 7, 2008).

Exhibit
Number	Description of Document

(d)(12)	Covanta Holding Corporation 1995 Stock and Incentive Plan (as amended effective December 12, 2000 and as further amended effective July 24, 2002) (incorporated herein by reference to Appendix A to Covanta Holding Corporation’s Proxy Statement filed with the SEC on June 24, 2002).
(d)(13)	Form of Covanta Holding Corporation Amendment to Stock Option Agreement for Employees and Officers (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated March 18, 2005 and filed with the SEC on March 24, 2005).
(d)(14)	Form of Covanta Holding Corporation Restricted Stock Award Agreement for Directors (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 31, 2006 and filed with the SEC on June 2, 2006).
(d)(15)	Equity Commitment for Rights Offering between Covanta Holding Corporation and SZ Investments L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.2 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).
(d)(16)	Equity Commitment for Rights Offering between Covanta Holding Corporation and EGI-Fund (05-07) Investors, L.L.C. dated February 1, 2005 (incorporated herein by reference to Exhibit 10.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).
(d)(17)	Equity Commitment for Rights Offering between Covanta Holding Corporation and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series dated February 1, 2005 (incorporated herein by reference to Exhibit 10.4 of Covanta Holding Corporation’s Current Report on Form 8-K dated January 31, 2005 and filed with the SEC on February 2, 2005).
(d)(18)	Form of Confirmation of Cash Convertible Note Hedge Transaction (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 22, 2009 and filed with the SEC on May 22, 2009).
(d)(19)	Form of Confirmation of Warrant (incorporated herein by reference to Exhibit 10.1 of Covanta Holding Corporation’s Current Report on Form 8-K dated May 22, 2009 and filed with the SEC on May 22, 2009).
(d)(20)	Second Supplemental Indenture dated as of December 1, 2010, between Covanta Holding Corporation and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.3 of Covanta Holding Corporation’s Current Report on Form 8-K dated December 1, 2010 and filed with the SEC on December 1, 2010).
(g)	None.
(h)	None.

*	Previously filed on Schedule TO